Exhibit 99.2

Netflix Prices $400 Million Offering of 5.750% Senior Notes

LOS GATOS, CA, February 4, 2014 — Netflix, Inc. (NASDAQ: NFLX) today announced the pricing of an offering of $400 million aggregate principal amount of its 5.750% senior notes due 2024 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on February 19, 2014, subject to the satisfaction of customary closing conditions. Interest on the Notes will accrue at a rate of 5.750% per year, and will be payable in cash semi-annually in arrears, beginning on September 1, 2014.

The Notes will mature on March 1, 2024, unless earlier repurchased or redeemed. Holders may require Netflix to repurchase their Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Netflix intends to use the net proceeds from this offering for general corporate purposes, including capital expenditures, investments, working capital and potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.